Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Ambow Education Holding Ltd. on Form F-1 of our report dated March 23, 2017, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd. as of December 31, 2015 and 2016 and for the years ended December 31, 2014, 2015 and 2016, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/Marcum Bernstein & Pinchuk LLP.

Guangzhou, China

August 28, 2017